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                                   EXHIBIT 21

                 LIST OF SUBSIDIARIES OR OTHER RELATED ENTITIES


TETRA International, Inc.
        TETRA Technologies Fluids de Completacion y Servicios de Venezuela,
          S.V., S.A.
        TETRA Technologies (U.K.) Limited
        TETRA Technologies de Mexico, S.A. de C.V.
        TETRA Technologies Nigeria Ltd.
        TETRA de Mexico, S.A. de C.V.

TETRA Applied Technologies, Inc.
        Bay Barge Co., Inc.

TETRA Services, Inc.

P.F.I. Corporation
        P.F.I. de Mexico, S.A. de C.V.

TETRA (U.K.) Limited
        TETRA Europe Limited

TETRA Thermal, Inc.
        RETEC/TETRA, L.C.

TETRA F.S.C. Limited

American MicroTrace Corporation
        Seajay Industries, Inc.

Industrias Sulfamex, S.A. de C.V.
        Impreval, S. de R.L. de C.V.

Merklin Systems, Inc.

Wilchem Corporation